Exhibit 99.1

420 Lexington Avenue • New York, NY 10170 • (212) 869-3000 • FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Slater
Senior Vice President, Investment Management
Centro NP LLC
212-869-3000
stacy.slater@centroprop.com

Centro NP LLC Announces Tender Offer for Any and All of its 7.40% Senior Notes due 2009

NEW YORK, February 17, 2009 — Centro NP LLC (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its 7.40% Senior Notes due September 2009 (the “Notes”).

Holders who validly tender and do not validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on Friday, March 6, 2009 (the “Early Tender Date”) will be eligible to receive the total consideration payable in the Tender Offer of $930.00 per $1,000 principal amount of Notes (the “Total Consideration”).  The Total Consideration includes an early tender premium of $40.00 per $1,000 principal amount of Notes (the “Early Tender Premium”).  Holders who validly tender their Notes after the Early Tender Date and on or prior to 5:00 p.m., New York City time, on Monday, March 23, 2009 (the “Expiration Date”) will be eligible to receive the tender offer consideration of $890.00 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), representing the Total Consideration less the Early Tender Premium.  In each case, holders of Notes that validly tender, and do not validly withdraw, their Notes before the Expiration Date will also receive accrued and unpaid interest on their Notes purchased pursuant to the Tender Offer from the last interest payment date to, but not including the payment date for the Notes purchased in the Tender Offer, which will promptly follow the Expiration Date.

Under certain circumstances described in the Company’s Offer to Purchase dated February 17, 2009 (the “Offer to Purchase”), the Company may terminate the Tender Offer before the Expiration Date.  Any tendered Notes may be withdrawn prior to, but not after, 5:00 p.m., New York City time, on Friday, March 6, 2009.  The Notes purchased pursuant to the Tender Offer are expected to be cancelled and retired.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal, which are being sent to holders of the Notes.  Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer.  Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).  J.P. Morgan Securities Inc. is the Dealer Manager for the Tender Offer.  Questions regarding the Tender Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these notes nor is it a solicitation for acceptance of the Tender Offer.  The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.  The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of Centro Properties Group, Centro NP LLC, the Dealer Manager or the Information Agent for the Tender Offer makes any recommendation in connection with the Tender Offer.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Commission, including the Company’s Annual Report on Form 10 K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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